UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                                 (Rule 13d-101)

                                (Amendment No. 2)

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(A) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                               Liquid Audio, Inc.
                                (Name of Issuer)

                          Common Stock, $.001 par value
                         (Title of Class of Securities)


                                  53631T102000
                                 (CUSIP Number)


                              Mr. James Mitarotonda
                        c/o Barington Capital Group, L.P.
                         888 Seventh Avenue, 17th Floor
                              New York, N.Y. 10019
                                 (212) 974-5700
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)


                                October 26, 2001
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f), or 13d-1(g), check the following box: |_|.

      Introduction.     This amends and supplements the Schedule 13D dated
September 28, 2001 (the "Schedule"), filed with the Securities and Exchange Commission, as amended by Amendment No. 1 dated October 18, 2001, by musicmaker.com, Inc. ("musicmaker"), Jewelcor Management, Inc., Barington Companies Equity Partners, L.P., Ramius Securities, LLC and Domrose Sons Partnership with respect to the common stock, $.001 par value (the "Common Stock"), of Liquid Audio, Inc., a Delaware corporation (the "Company"). The principal executive offices of the Company are located at 800 Chesapeake Drive, Redwood City, California 94063.


            Item 4 of the Schedule 13D, "Purpose of Transaction," is amended and supplemented by adding the following:

      On October 26, 2001, musicmaker sent a letter to Gerald W. Kearby, President and Chief Executive Officer of the Company, a copy of which is attached hereto as Exhibit 99.5.

            Item 7 of the Schedule 13D, "Material to be Filed as Exhibits," is amended by adding the following:

            99.5 Letter dated October 26, 2001 from musicmaker to Gerald W. Kearby, President and Chief Executive Officer of Liquid Audio, Inc.

                                   SIGNATURES

             After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated:      October 31, 2001

                                       MUSICMAKER.COM, INC.



                                        By /s/ James Mitarotonda
                                          --------------------------------------
                                        Name:   James Mitarotonda
                                        Title:  President and Chief Executive
                                                Officer

                                       JEWELCOR MANAGEMENT, INC.



                                        By /s/ Seymour Holtzman
                                          --------------------------------------
                                        Name:   Seymour Holtzman
                                        Title:  Chairman and Chief Executive
                                                Officer

                                        BARINGTON COMPANIES EQUITY PARTNERS,
                                        L.P.

                                        By: Barington Companies Investors,
                                           LLC, its general partner


                                        By /s/ James Mitarotonda
                                          -------------------------------------
                                         Name:   James Mitarotonda
                                         Title:  Manager


                                        RAMIUS SECURITIES, LLC

                                        By:  Ramius Capital Group, LLC, its
                                             managing member


                                        By /s/ Peter A. Cohen
                                          -------------------------------------
                                         Name:   Peter A. Cohen
                                         Title:  Manager

                                        DOMROSE SONS PARTNERSHIP



                                        By /s/ James Mitarotonda
                                          -------------------------------------
                                         Name:   James Mitarotonda
                                         Title:  Partner


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